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                                                                  EXHIBIT 10-AB


                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


In re THE COLUMBIA GAS SYSTEM, INC. and
COLUMBIA GAS TRANSMISSION CORPORATION



      Debtors.                                                Case Nos. 91-803
                                                                        91-804

                                                                    Chapter 11

                                  STIPULATION


     WHEREAS, Trailblazer Pipeline Company (Trailblazer) and Columbia Gas

Transmission Corporation (TCO) are parties to certain agreements, as amended,

as follows (Contracts):


Contract No.                   Mcf/Day                     Contract Date
- ------------                   -------                     -------------

WH-33404-GN                    69,500                      October 8, 1982

WH-23597-GN                   175,000                      September 20, 1979



     WHEREAS, on April 8, 1992, the Federal Energy Regulatory Commission (FERC)

issued Order No. 636, as amended by subsequent Commission orders (Order No.

636) requiring inter alia, restructuring of interstate pipeline rates and services; and

     WHEREAS, Trailblazer commenced implementation of Order No. 636 on its system on December 1, 1993; and

     WHEREAS, TCO implemented restructured services under Order No. 636 on

November 1, 1993 and does not require the Contracts and has been unable to assign any of the capacity associated with Contract No. WH-33404-GN, a 69,500

Mcf per day firm transportation contract, to its customers or other parties;

and





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     WHEREAS, TCO and Trailblazer wish to terminate the Contracts in consideration of the agreements set out herein; and

     WHEREAS, TCO and Trailblazer agree that the term "Excess Capacity"

Shall mean the total amount of unassigned or capacity not required under

Contract No. WH-33404-GN as of the first day of the month following the effective date of this Stipulation pursuant to Paragraph 10 herein; and

     WHEREAS, TCO and Trailblazer have agreed to an exit fee (as has been contemplated by Order No. 636) to be calculated as specified below (Exit Fee)

in consideration of TCO's abandonment of the Excess Capacity, which capacity is not required as a result of TCO's implementation of Order No. 636; and

     WHEREAS, TCO will use its Transportation Cost Rate Adjustment mechanism

(TCRA) to fully recover the Exit Fee from its customers pursuant to Order No.

636, which mechanism for such recovery was approved by the FERC by orders issued on July 14, 1993 and September 29, 1993, in Docket Nos. RS92-5, et

al.; and

     WHEREAS, Trailblazer filed proofs of claim against TCO on March 12, 1992,

Claim No. 8629, for $583,519.91 for transportation expense and on March 9,

1992, Claim No. 7984, a duplicate of Claim No. 8629, and which was disallowed by the Bankruptcy Court by Order issued July 13, 1993; and

     WHEREAS, TCO and Trailblazer have agreed that the amount of transportation expense under Claim No. 8629 is $589,267.45, which amount will be paid within ten (10) days after the approval of this Stipulation by the Bankruptcy Court;

and




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     WHEREAS, pursuant to the Bankruptcy Court's orders of September 20,

1991 and October 3, 1991, TCO is authorized to remedy pre-petition gas imbalances under transportation and exchange agreements in the ordinary course of business and TCO and Trailblazer will remedy any pre- and post-petition gas imbalances under transportation and exchange agreements in the ordinary course of business; and

     WHEREAS, a settlement filed by Trailblazer with FERC on October 23,

1990 and approved by FERC order dated April 9, 1991, in Docket Nos.  RP84-94,

et al., provides for the annual refund by Trailblazer of certain excess deferred taxes related to the period January 1, 1983 through June 30, 1987 of which TCO claims entitlement in an amount totalling approximately $3.4 million,

against which Trailblazer has an alleged right of setoff for its pre-petition transportation expense claim.

     WHEREAS, TCO supplied line pack gas to Trailblazer under the Contracts in the amount of 248,558 Dth which TCO agrees to transfer to Trailblazer upon termination of the Contracts for the payment of $1.77 per Dth.

     IT IS THEREFORE STIPULATED AND AGREED by the parties hereto as follows:

     1.   The Contracts are hereby terminated by agreement of the parties upon the effective date of this Stipulation pursuant to Paragraph 10; provided however, that such Contracts shall continue for a period not to exceed sixty

(60) days solely to enable the paries to rectify any imbalances (it being understood that the Exit




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Fee will commence notwithstanding such continuation of the Contracts and that no demand payment shall be owed by TCO for any such period).  Other than as provided for in this Stipulation, each party hereby waives any claim for damages thereunder for services rendered prior to the termination date, except for (1) claims with respect to imbalances which shall be remedied in the ordinary course of business pursuant to the Bankruptcy Court's orders of

September 20, 1991 and October 3, 1991 authorizing TCO to remedy gas imbalances; (2) post-petition unpaid invoice claims which shall be satisfied in the ordinary course of business as administrative expense claims under Section

503 of the Bankruptcy Code; (3) the right of Trailblazer to recover from TCO costs which have been authorized by the FERC for service periods predating the effective date of this Stipulation pursuant to Paragraph 10 herein; and (4) the right of TCO to refunds, including refunds of excess deferred taxes from

Trailblazer for overpayments made to Trailblazer, as determined by the FERC,

for services rendered to TCO by Trailblazer during periods which predate the effective date of this Stipulation pursuant to Paragraph 10 herein.

     2.   Prior to the effective date of this Stipulation pursuant to

Paragraph 10 herein, the Contracts will be fully or partially assignable to

TCO's customers and to other parties in accordance with Order No. 636, as it may be amended, modified or superseded, and Trailblazer's and TCO's approved

FERC Gas Tariff, and subject to applicable laws, rules, regulations, and orders of applicable regulatory authorities.  Without limiting the foregoing, TCO shall





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have the right prior to the date this Stipulation becomes effective to assign all or a portion of the firm transportation capacity underlying the Contracts,

on a permanent basis in connection with TCO's and/or Trailblazer's restructuring under Order No. 636 to one or more of TCO's customers or other parties which would be eligible to receive service under Trailblazer's Tariff and Trailblazer agrees that any permanent full or partial assignment(s) of capacity to an eligible shipper shall constitute an assignment of the underlying Contracts pursuant to 11 U.S.C.  Section  365(f).  Accordingly, upon permanent assignment of capacity by TCO to such customers or other parties, TCO shall not, consistent with the provisions of 11 U.S.C. Section  365(k), have any liability for "breach of such [contracts] occurring after such assignment(s)" with respect to the assigned capacity; provided, however, that nothing herein shall affect (1) the right of Trailblazer to recover from TCO costs (a) which have been authorized by the FERC for service periods predating the effective date of assignment of the underlying contract(s), and (b) which are recoverable by Trailblazer from TCO, consistent with the terms of a FERC order, during that portion of the FERC-approved recovery period predating the effective date of assignment of the underlying contracts; and (2) the right of

TCO to refunds from Trailblazer for overpayments made to Trailblazer, as determined by the FERC, for services rendered to TCO by Trailblazer during periods which pre-date the effective date of assignment of the underlying contract(s).





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     3.   Without limiting in any respect the provisions of Paragraph 2, TCO shall, until the effective date of this Stipulation pursuant to Paragraph 10 herein, be entitled to the same rights and subject to the same obligations under Trailblazer's tariff and FERC orders as all other customers of

Trailblazer under the same Rate Schedule, including the right to participate in

Trailblazer's capacity release program.

     4.   Trailblazer shall make excess deferred tax refunds to TCO in

Docket Nos. RP84-94, et al., as they become due and payable, which refunds shall continued to be made after the effective date of this Stipulation pursuant to Paragraph 10 herein; provided, however, that refunds which became due and payable prior to the effective date of this Stipulation but which have not yet been paid by Trailblazer shall be paid within ten (10) days after the effective date of this Stipulation.

     5.   Within ten (10) days after all amounts payable by TCO hereunder to

Trailblazer have been paid, Trailblazer shall pay TCO $439,947, plus interest from the effective date of this Stipulation pursuant to Paragraph 10 herein at the applicable FERC interest rate, for transfer of title to the line pack gas in the amount of 248,558 Dth which TCO supplied under the Contracts.

     6.   Within ten (10) days after this Stipulation is approved by the

Bankruptcy Court TCO shall pay Trailblazer $589,267, without interest, in satisfaction of Trailblazer's Claim No. 8629 for pre-petition transportation expenses and any right of setoff by Trailblazer under Section 553 of the

Bankruptcy Code.  In




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consideration of such payment, all of Trailblazer's proofs of claim against TCO shall be deemed withdrawn with prejudice on the tenth day after the date of approval by the Bankruptcy Court; provided, however, such proofs of claim are subject to reinstatement by Trailblazer to the extent provided under Paragraph

10, as well as TCO concomitant right to assert any objections to such proofs of claim.

     7.   Beginning the first day of the month following the date the

Stipulation becomes effective pursuant to Paragraph 10 herein, TCO shall pay

Trailblazer the Exit Fee, plus interest from the effective date of this

Stipulation pursuant to Paragraph 10 herein at the applicable FERC interest rate on the remaining outstanding balance of the Exit Fee, based on a payment schedule corresponding to TCO's collection of the Exit Fee, plus the aforesaid interest, from its customers pursuant to the TCRA in consideration of the termination of Contract WH-33404-GN.  The Exit Fee principal amount shall be calculated using the formula on Attachment A and using the Excess Capacity that exists as of the first dy of the month following the date the Stipulation becomes effective pursuant to Paragraph 10 herein. (1)

     8.   TCO shall continue to make payments billed by Trailblazer relating to the Contracts up to the effective date of this Stipulation pursuant to

Paragraph 10 herein.




- ----------------------------------

    (1) Assuming a January 1, 1994 effective date and 69,500 Mcf per day of Excess Capacity, the Exit Fee would be $18,800,000 in accordance with the Schedule on Attachment A. Assuming a January 1, 1995 effective date and 69,500 Mcf per day of Excess Capacity, the Exit Fee would be $17,175,306.

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     9.   This Stipulation shall not be deemed an admission of any fact or proposition of law, and shall not be used for any purpose other than to enforce the terms of this Stipulation and the orders entered approving this Stipulation as described in Paragraph 10.  Notwithstanding the prior sentence, the parties hereto shall be free to refer to and discuss this Stipulation for informational purposes in any proceedings before the FERC or other courts and regulatory bodies and in related discussions and negotiations.

     10.  This Stipulation shall not be effective until it is approved,

executed and entered by the Bankruptcy Court and until FERC issues a final order, no longer subject to rehearing, approving this Stipulation, including,

specifically, authorization for TCO to fully recover the Exit Fee, with interest, from its customers.  A FERC order relating to the Exit Fee which contains any provision or condition which would have a material adverse effect on Trailblazer's ability to adjust its rates to reflect termination of the

Contracts shall not satisfy the prior sentence unless Trailblazer consents to such order as constituting an order approving the Stipulation.  TCO and

Trailblazer agree to use reasonable, good faith efforts to obtain approval from the Bankruptcy Court and FERC where such approvals are required and to take all reasonable steps necessary to assist the other in obtaining such approvals.

Without limitation of the prior sentence, Trailblazer agrees that it will actively support TCO inn its filing to recover the Exit Fee costs from its customers (which filing may be in the form of a joint filing for approval of the





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Stipulation) and TCO agrees that it will not take any position in Trailblazer's proceedings before FERC which is adverse to Trailblazer with respect to disposition of the amounts received by Trailblazer for the Exit Fee,

Trailblazer's ability to adjust its rates to reflect termination of the

Contracts or adjustment of the volumes used in the design of Trailblazer's rates to reflect termination of the Contracts.  If any Court should reverse in whole or in part the order of the Bankruptcy Court or the final order of the

FERC approving this Stipulation, unless the parties agree in writing to the contrary, all monies paid by TCO to Trailblazer under Paragraphs 6 and 7, plus interest, shall be returned to TCO, the status quo ante shall be restored and

TCO and Trailblazer agree to pay all amounts due (e.g., demand charges, etc.)

between the effective date and the date of reversal, and TCO and Trailblazer retain all rights to assert claims, objections and other rights that are to be resolved by this settlement, and no party can use this settlement as evidence against TCO and Trailblazer.  If, forty-five (45) days prior to the date first set for hearing on the confirmation of a plan of reorganization for TCO (which plan has been distributed to voting purposes) (the "Notification Date"), the

Bankruptcy Court has entered an order and the FERC has issued a final order approving this Stipulation, no longer subject to rehearing, but either or both of such orders are subject to review on appeal, TCO may elect to assume the obligations arising under this Stipulation and the Contracts, post-confirmation by notifying Trailblazer of its decision in writing within five (5) business




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days following the Notification Date.  In the event TCO does not exercise the option described above in the time prescribed herein, this Stipulation shall be treated as if either the order of the Bankruptcy Court or the final order of

FERC approving this Stipulation has been reversed on appeal and the parties shall be returned to the status quo ante.  Trailblazer and TCO shall have all of their respective rights under the Bankruptcy Code and other applicable law,

including, without limitation, TCO's right to reject the Contracts and

Trailblazer's right to file claims arising out of any rejection of the

Contracts and to seek allowance and payment of such claims.




Dated:       May 10,   1994.
         -------------


TRAILBLAZER PIPELINE COMPANY       COLUMBIA GAS TRANSMISSION
                                       CORPORATION

By:     /s/ James A. Brett         By:    /s/ B. D. Perine
   -------------------------           ----------------------

Its:     Vice President            Its:   Senior Vice President
     ----------------------             -------------------------









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